Page 29 of 36 Pages


                                                                     EXHIBIT FFF

                CERTIFICATE OF POWERS, DESIGNATIONS, PREFERENCES

                 AND RIGHTS OF SERIES 2002 CONVERTIBLE PREFERRED

                             STOCK OF BLUEFLY, INC.

          BLUEFLY, INC., a corporation organized and existing under the General

Corporation  Law of the State of Delaware (the  "Company"),  DOES HEREBY CERTIFY

THAT:

          Pursuant to authority conferred upon the Board of Directors of the Company (the "Board") by the Certificate of Incorporation of the Company (the "Certificate of Incorporation"), and pursuant to the provisions of ss. 151 of the Delaware General Corporation Law (the "DGCL"), the Board, at a meeting held on August __, 2002, duly adopted the following resolution providing for the voting powers, designations, preferences and rights, and the qualifications, limitations and restrictions, of the Series 2002 Convertible Preferred Stock.

          WHEREAS, the Certificate of Incorporation provides for two classes of shares known as common stock, $0.01 par value per share (the "Common Stock"), and preferred stock, $0.01 par value per share (the "Preferred Stock"); and

          WHEREAS, the Board is authorized by the Certificate of Incorporation to provide for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the DGCL, to establish from time to time the number of shares to be included in any such series and to fix the voting powers, designations, preferences and rights of the shares of any such series, and the qualifications, limitations and restrictions thereof.

          NOW, THEREFORE, BE IT RESOLVED, that the Board deems it advisable to, and hereby does, designate a Series 2002 Convertible Preferred Stock and fixes and determines the voting powers, designations, preferences and rights, and the qualifications, limitations and restrictions relating to the Series 2002 Convertible Preferred Stock as follows:

     1. Designation. There shall hereby be created and established a series of Preferred Stock, and the shares of such series of Preferred Stock shall be designated "Series 2002 Convertible Preferred Stock" (referred to herein as the "Series 2002 Stock"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 11 below.

     2. Authorized Number. The number of shares constituting the Series 2002 Stock shall be 2,100.
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                                                             Page 30 of 36 Pages


     3. Ranking. The Series 2002 Stock shall rank, as to rights upon a liquidation, dissolution or winding up of the Company, on parity with the Company's currently outstanding Series A Convertible Preferred Stock, $0.01 par value per share (the "Series A Stock"), and the Company's currently outstanding Series B Convertible Preferred Stock, $0.01 par value per share (the "Series B Stock"), and senior and prior to the Common Stock and to all other classes or series of stock issued by the Company, currently and in the future, except as otherwise approved by the affirmative vote or consent of the holders of a majority of the then-outstanding shares of Series 2002 Stock pursuant to Section 7 hereof. All equity securities of the Company to which the Series 2002 Stock ranks prior, whether upon liquidation, dissolution, winding up or otherwise, including the Common Stock, are collectively referred to herein as "Junior Securities."

     4. Dividends. Dividends shall be payable with respect to shares of Series 2002 Stock only if, and to the extent, declared by the Board. The holders of shares of Series 2002 Stock shall not be entitled to receive any dividends with respect to such shares except in accordance with this Section 4.

     5. Conversion. Subject to the terms and conditions of this Section 5, the holder of any share or shares of Series 2002 Stock shall have the right, at its option, at any time and from time to time, upon the consummation of any Subsequent Round of Financing to convert each such share (or fraction thereof) of Series 2002 Stock into a number of fully paid and nonassessable Subsequent Round Securities (with the most favorable terms received by any investor in such Subsequent Round of Financing) equal to the quotient obtained by dividing the Series 2002 Liquidation Preference by the lowest price per Subsequent Round Security paid by any investor in such Subsequent Round of Financing. Written notice of a Subsequent Round of Financing stating the date on which such Subsequent Round of Financing is expected to become effective and describing the terms and conditions of such Subsequent Round of Financing shall be delivered by the Company to, and received by, the holders of shares of Series 2002 Stock not less than 10 days prior to the consummation of such Subsequent Round of
Financing. The rights of conversion pursuant to this Section 5 shall be exercised by the holder of shares of Series 2002 Stock by giving written notice, which shall be received by the Company not less than five (5) days prior to the consummation of such Subsequent Round of Financing that the holder elects to convert a stated number of shares of Series 2002 Stock into Subsequent Round Securities and by the surrender of a certificate or certificates for the shares to be so converted to the Company at its principal office (or such other office or agency of the Company as the Company may designate by notice in writing to the holders of the Series 2002 Stock) at any time during its usual business hours, together with a statement of the name or names (with address) in which the certificate or certificates for Subsequent Round Securities shall be issued. Promptly after the surrender of the certificate or certificates for shares of Series 2002 Stock to be converted as set forth above, and upon consummation of the Subsequent Round of Financing pursuant to which such shares of Series 2002 Stock are to be converted, the Company shall issue and deliver, or cause to be issued or delivered, to the holders, registered in such name or names as such holders may direct, a certificate or certificates for the number and type of Subsequent Round Securities issuable upon
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                                                             Page 31 of 36 Pages


conversion of such shares of Series 2002 Stock. To the extent that, following surrender of any certificate or certificates for shares of Series 2002 Stock to be converted as set forth above, the Company determines not to proceed with the Subsequent Round of Financing pursuant to which such shares of Series 2002 Stock are to be converted, such certificates shall be returned immediately following such determination to the holders thereof and the shares of Series 2002 Stock represented by such certificates shall remain outstanding. No fractional Subsequent Round Securities shall be issued upon conversion of the shares of Series 2002 Stock. If any fractional Subsequent Round Security would, except for the provisions of the immediately preceding sentence, be delivered upon such conversion, the Company, in lieu of delivering such fractional Subsequent Round Securities, shall pay to the holder surrendering the shares of Series 2002 Stock for conversion an amount in cash equal to the current market price of such fractional Subsequent Round Security as determined in good faith by the Board. The issuance of certificates for Subsequent Round Securities upon conversion of the shares of Series 2002 Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the shares of Series 2002 Stock which is being converted.

     6. Liquidation Rights. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company resulting in a distribution of assets to the holders of any class or series of the Company's capital stock (each such event, a "Series 2002 Liquidation"), each holder of shares of Series 2002 Stock will be entitled to payment out of the assets of the Company available for distribution of an amount per share in cash equal to the Series 2002 Liquidation Preference, such amount to be paid on a pari passu basis and pro rata according to their respective liquidation preferences with the amount distributable as liquidation preferences to the holders of the Series A Stock and Series B Stock and before any distribution is made on any Junior Securities, including, without limitation, Common Stock of the Company. If, upon any Series 2002 Liquidation, the assets to be distributed among the holders of shares of Series 2002 Stock shall be insufficient to permit payment to the holders of shares of Series 2002 Stock of the full Series 2002 Liquidation Preference for each such share, then all of the assets of the Company to be so distributed as liquidation preferences to the holders of shares of Series A Stock, Series B Stock and Series 2002 Stock shall be distributed among the holders of shares of Series A Stock, Series B Stock and Series 2002 Stock ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

     7. Voting Rights; Amendment and Waiver. Except as otherwise expressly provided herein or as required under the DGCL, the Series 2002 Stock shall be non-voting. For so long as any shares of Series 2002 Stock are outstanding, the Company shall not, without the prior approval of the holders of at least a majority of the then-outstanding shares of Series 2002 Stock, given in writing or at a meeting, consenting or voting (as the case may be) separately as a series, (i) effect any transaction or other action that would adversely affect the rights, preferences, powers and privileges of the Series 2002 Stock or (ii) designate or issue any shares of capital stock of the Company, or any rights, warrants or options exchangeable for or convertible into

                                                             Page 32 of 36 Pages


capital stock of the Company, ranking pari passu with or senior to the Series 2002 Stock in the event of a liquidation, dissolution or winding up of the Company. Notwithstanding any other provision hereof, the holders of at least a majority of the then-outstanding shares of Series 2002 Stock shall have the right and authority to waive any power, preference or right of the Series 2002 Stock by delivering to the Company a written waiver executed by such holders.

     8. Reservation of Subsequent Round Securities. The Company shall reserve and keep available solely for issuance upon the conversion of shares of Series 2002 Stock, such number and type of Subsequent Round Securities as will from time to time be sufficient to permit the conversion of all outstanding shares of Series 2002 Stock for which a holder has elected to exercise its right pursuant to Section 5 to convert such shares into such Subsequent Round Securities, and, if applicable, shall take all action to increase the authorized number of Subsequent Round Securities if at any time there shall be insufficient authorized but unissued Subsequent Round Securities to permit such reservation or to permit the conversion of all outstanding shares of Series 2002 Stock for which a holder has elected to exercise its rights pursuant to Section 5 to convert such shares into such Subsequent Round Securities. The Company covenants that all Subsequent Round Securities which shall be so issued shall be duly authorized, validly issued, fully paid and non-assessable by the Company and free from any taxes, liens and charges with respect to the issue thereof. The Company will take all such action as may be necessary to ensure that all such Subsequent Round Securities may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange or quotation system upon which the Common Stock may be listed.

     9. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

     10. Severability of Provisions. If any voting powers, preferences and rights of the Series 2002 Stock and qualifications, limitations and restrictions thereof set forth herein (as this Certificate of Designations may be amended from time to time) are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and rights of Series 2002 Stock and qualifications, limitations and restrictions thereof set forth herein (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and rights of Series 2002 Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and rights of Series 2002 Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and rights of Series 2002 Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

     11. Certain Definitions. The following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:
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                                                             Page 33 of 36 Pages


     "Series 2002 Liquidation Preference" means an amount per share equal to $1,000, as adjusted to reflect stock splits, stock dividends, combinations and other similar occurrences.

     "Subsequent Round of Financing" means the offer and sale for cash by the Company of its equity securities.

     "Subsequent Round Securities" means the equity securities sold in the Subsequent Round of Financing; provided that, to the extent that two or more types or classes of equity securities are sold as a unit in the Subsequent Round of Financing, "Subsequent Round Securities" shall mean a unit consisting of the same types or classes of equity securities, in the same proportion, as the units sold in the Subsequent Round of Financing.

     12. Exclusion of Other Rights. Except as may otherwise be required by law, shares of Series 2002 Stock shall not have any voting powers, designations, preferences and rights, other than those specifically set forth herein (as may be amended from time to time) and in the Certificate of Incorporation.

     13. Registered Holders. A holder of Series 2002 Stock registered on the Company's stock transfer books as the owner of shares of Series 2002 Stock shall be treated as the owner of such shares for all purposes. All notices and all payments required to be mailed to a holder of shares of Series 2002 Stock shall be mailed to such holder's registered address on the Company's stock transfer books, and all dividend and redemption payments to a holder of shares of Series 2002 Stock made hereunder shall be deemed to be paid in compliance hereof on the date such payments are deposited into the mail addressed to such holder at his registered address on the Company's stock transfer books.

                  [Remainder of page intentionally left blank]
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                                                             Page 34 of 36 Pages


          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations this ___ day of August, 2002.

                                                BLUEFLY, INC.


                                                By:_____________________________
                                                Name:
                                                Title: